Exhibit 10.1
THE EQUITY RESIDENTIAL
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AS AMENDED AND RESTATED
EFFECTIVE APRIL 1, 2011

Page

ARTICLE 1 INTRODUCTION	1
1.1 Purpose of Plan	1
1.2 Status of Plan	1
1.3 Good Faith Compliance	1
ARTICLE 2 DEFINITIONS	2
2.1 Account	2
2.2 Code	2
2.3 Compensation	2
2.4 Elective Deferral	3
2.5 Eligible Employee	3
2.6 Eligible Trustee	3
2.7 Employer	3
2.8 Employer Contribution	3
2.9 Enrollment Form	3
2.10 Entry Date	3
2.11 EQR	4
2.12 ERISA	4
2.13 Extended Company	4
2.14 Funding Trust	4
2.15 Funding Trustee	5
2.16 In-Service Sub-Account	5
2.17 Participant	5
2.18 Plan	5
2.19 Plan Administrator	5
2.20 Plan Year	5
2.21 Restricted Share	5
2.22 Retirement Sub-Account	6
2.23 Separation from Service	6
2.24 Share	6
2.25 Share Deferral	6

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(continued)
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2.26 Share Unit	6
2.27 Specified Employee	6
2.28 Unforeseeable Emergency	7
ARTICLE 3 PARTICIPATION	7
3.1 Satisfaction of Eligibility Requirements	7
3.2 Commencement of Participation	8
3.3 Continued Participation	8
ARTICLE 4 ELECTIVE AND SHARE DEFERRALS AND EMPLOYER CONTRIBUTIONS	8
4.1 Elective Deferrals	8
4.2 Share Deferrals	10
4.3 Enrollment Forms	11
4.4 Employer Contribution	12
ARTICLE 5 ACCOUNTS	12
5.1 Accounts	12
5.2 Investments	13
ARTICLE 6 VESTING	14
6.1 General	14
ARTICLE 7 PAYMENTS	15
7.1 Election as to Time and Form of Payment	15
7.2 Separation from Service	17
7.3 Death	18
7.4 Withdrawal Due to Unforeseeable Emergency	18
7.5 Taxes	19
ARTICLE 8 PLAN ADMINISTRATOR	19
8.1 Plan Administration and Interpretation	19
8.2 Powers, Duties, Procedures, Etc	20
8.3 Information	20
8.4 Indemnification of Plan Administrator	20

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(continued)
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ARTICLE 9 CLAIMS PROCEDURES	21
ARTICLE 10 AMENDMENT AND TERMINATION	22
10.1 Amendment	22
10.2 Termination of Plan	22
10.3 Existing Rights	23
10.4 409A	23
ARTICLE 11 MISCELLANEOUS	24
11.1 No Funding	24
11.2 Non-assignability	24
11.3 Limitation of Participant’s Rights	25
11.4 Participants Bound	25
11.5 Receipt and Release	25
11.6 Governing Law	26
11.7 Headings and Subheadings	26

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ARTICLE 1
INTRODUCTION
     1.1 Purpose of Plan
     EQR initially adopted the Plan to provide a means by which certain employees could elect to defer receipt of portions of their Compensation and to provide opportunities for such individuals to save for retirement. This Plan shall apply to amounts which were not earned and vested as of December 31, 2004 and are therefore subject to Code Section 409A. Amounts which are earned and vested as of December 31, 2004 shall remain subject to the terms of a separate plan, the Equity Residential Grandfathered Supplemental Executive Retirement Plan. The provisions of this Amended and Restated Plan are effective April 1, 2011.
     1.2 Status of Plan
     Except with respect to the participation of trustees, it is intended that the Plan be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and that the Plan be interpreted and administered consistent with that intent. The Plan is also intended to comply in all respects with Code Section 409A and it is intended that the Plan be interpreted consistent with that intent.
     1.3 Good Faith Compliance.
     Notwithstanding anything in this Plan to the contrary, EQR may permit a Participant to take an action prior to December 31, 2008 that violates the provision of this Plan so long as such action is either: (i) permitted under the transitional rules contained in Treasury Regulations and other guidance issued pursuant to Code Section 409A, or (ii) is otherwise consistent with a reasonable good faith interpretation of Code Section 409A.
ARTICLE 2
DEFINITIONS
     Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:
     2.1 Account means, for each Participant, the account established for his or her benefit under Section 5.1. The Account may include a Separation Sub-Account and up to 3 In-Service Sub-Accounts. The Plan Administrator may permit additional In-Service Sub-Accounts in its sole discretion. A Sub-Account (or Sub-Accounts) shall also be established for any Employer Contributions.
     2.2 Code means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.
     2.3 Compensation means cash compensation payable by an Employer (before deductions) for service performed for the Employer that currently would be includable in gross income and may consist of either the Participant’s (i) salary, (ii) commissions, and/or (iii) incentive pay. In the case of an Eligible Trustee, “Compensation” means all cash remuneration otherwise payable to him or her for service as a member of the Board of Trustees, including but not limited to any retainer and committee or chair fees.

     2.4 Elective Deferral means the portion of Compensation which is deferred by a Participant under Section 4.1.
     2.5 Eligible Employee means an employee of an Employer who is either: (i) a highly compensated employee (as that term is defined in Code Section 414(q)) with respect to the Equity Residential Advantage Retirement Savings Plan during the current Plan Year or either of the two preceding Plan Years; or (ii) an employee whose annual base salary on an Entry Date is not less than the threshold for determining whether the employee is a highly compensated employee.
     2.6 Eligible Trustee means, on any Entry Date, a member of the Board of Trustees of EQR who is not an employee of EQR.
     2.7 Employer means Equity Residential, Equity Residential Properties Management Limited Partnership, Equity Residential Properties Management Limited Partnership II, Equity Residential Properties Management Corp. and each other entity that is affiliated with EQR and that adopts the Plan with the consent of EQR.
     2.8 Employer Contribution means a credit by an Employer to the Account of an Eligible Employee which is not an Elective Deferral or a Share Deferral.
     2.9 Enrollment Form means the document or documents prescribed by the Plan Administrator and pursuant to which a Participant may make elections to defer Compensation and/or defer income with respect to Restricted Shares and related elections, hereunder.
     2.10 Entry Date means (i) the January 1, April 1, July 1 and October 1 (or such other date as is determined by the Plan Administrator with respect to a Participant) after an individual first becomes an Eligible Employee or an Eligible Trustee (the “Initial Entry Date”); or (ii) the beginning of any Plan Year after the Participant’s Initial Entry Date. Notwithstanding the foregoing, the Initial Entry Date of an employee who becomes an Eligible Employee based on such employee’s status as a highly compensated employee with respect to the Equity Residential Retirement Savings Plan shall be April 1 of Plan Year during which the employee is first considered a highly compensated employee.
     2.11 EQR means Equity Residential, and any successor thereto.
     2.12 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
     2.13 Extended Company means an Employer and any other entity so designated by the Plan Administrator, but only if such other entity maintains a non-qualified deferred compensation arrangement that provides that if an employee terminates his or her employment with the entity and immediately accepts a position with EQR, his or her employment is not treated as having terminated for purposes of distributions under such arrangement. The Plan Administrator may change the entities designated as Extended Companies from time to time as it deems appropriate. For purposes of determining whether a Participant has had a Separation from Service, the term “Extended Company” shall include all entities which must be aggregated when determining whether a participant has had a Separation from Service under Code Section 409A.
     2.14 Funding Trust means the grantor trust established by EQR to hold assets contributed under the Plan.

     2.15 Funding Trustee means the trustee or trustees under the Funding Trust.
     2.16 In-Service Sub-Account means a Sub-Account of the Account which a Participant elects to receive upon the earlier of a Plan Year designated by the Participant or following the Participant’s Separation from Service. An In-Service Sub-Account election shall designate a particular Plan Year in which the In-Service Sub-Account shall be distributed (if not distributed in accordance with section 7.1(c) following the Participant’s Separation from Service).
     2.17 Participant means any individual who participates in the Plan in accordance with Article 3.
     2.18 Plan means The Equity Residential Supplemental Executive Retirement Plan as amended and restated herein, and as further amended from time to time.
     2.19 Plan Administrator means the Executive Vice President, Human Resources, or such other person, persons or entity designated by EQR to administer the Plan and to serve as the agent for the settlor of the Funding Trust as contemplated by the agreement establishing the Funding Trust. If no such person or entity is so serving at any time, EQR shall be the Plan Administrator.
     2.20 Plan Year means the 12-month period ending on December 31.
     2.21 Restricted Share means a Share that is subject to a substantial risk of forfeiture for purposes of Section 83 of the Code.

     2.22 Retirement Sub-Account means the Sub-Account of the Account which the Participant elects to receive following the Participant’s Separation form Service.
     2.23 Separation from Service means, with respect to an Eligible Employee, a termination of employment and with respect to an Eligible Trustee means the complete termination of services as a trustee. Whether a termination of employment has occurred with respect to an Eligible Employee is based on whether the facts and circumstances indicate that no further services will be performed for the Extended Company after a certain date or that the level of bona fide services that the employee would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer for less than 36 months).
     2.24 Share means a share of beneficial interest, par value $.01 per share, of EQR.
     2.25 Share Deferral means the portion of a Share deferred by a Participant under Section 4.2.
     2.26 Share Unit means a bookkeeping entry reflecting the deemed investment of a Participant’s Account in a Share.
     2.27 Specified Employee means, for any Plan Year, a service provider to the Extended Company who, was a key employee (within the meaning of Code Section 416(i)(1)(A)(i), (ii) or (iii)) with respect to the Extended Company at any time during the 12-month period ending as of the previous December 31.

     2.28 Unforeseeable Emergency means a severe financial hardship to the Participant resulting from any of the following:
          (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)).
          (b) loss of the Participant’s property due to casualty; or
          (c) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
ARTICLE 3
PARTICIPATION
     3.1 Satisfaction of Eligibility Requirements
     Prior to each Entry Date, the Plan Administrator shall determine in its discretion the identity of those Eligible Employees and Eligible Trustees who may commence or continue their participation in the Plan as of such Entry Date. The Plan Administrator will notify Eligible Employees and Eligible Trustees of their eligibility to participate in the Plan and provide them with an Enrollment Form.

     3.2 Commencement of Participation
     An Eligible Employee or Eligible Trustee shall become a Participant in the Plan on the first date as of which an Elective Deferral or Share Deferral is credited to his or her Account.
     3.3 Continued Participation
     A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.
ARTICLE 4
ELECTIVE AND SHARE DEFERRALS AND EMPLOYER CONTRIBUTIONS
     4.1 Elective Deferrals
          (a) An individual who is an Eligible Employee or Eligible Trustee may elect to defer receipt of a whole percentage or whole dollar amount of up to 25% (or 100% in the case of an Eligible Trustee) of the Compensation (exclusive of any bonus) otherwise payable to him or her, on and after a subsequent Entry Date for the applicable Plan Year. In addition, subject to the provisions of subsection (b) (iii) below, an Eligible Employee may elect to defer up to 100% of any incentive pay Compensation payable during a Plan Year. For purposes of the foregoing, the Elective Deferral of each Eligible Employee will equal the greater of (i) the elected percentage of his or her Compensation or elected dollar amount, as the case may be; or (ii) the entire amount of his or her Compensation remaining after (A) all contributions that the Eligible Employee has elected to make under all other retirement and welfare benefit plans maintained by his or her Employer have been deducted from his or her Compensation, and (B) deductions from Compensation required by law, including Social Security and Medicare taxes. An Eligible Employee or Eligible Trustee who desires to elect such a deferral shall complete and file an

Enrollment Form with the Plan Administrator.
          (b) Each Enrollment Form shall be effective as described in clauses (i) or (ii) below.
(i)	An Enrollment Form with respect to salary and commissions paid from and after the Entry Date shall be filed on or before a deadline established by the Plan Administrator, but in no event later than the date that precedes such Entry Date.

(ii)	Notwithstanding clause (i) in the case of a Participant’s Initial Entry Date, the Enrollment Form will be effective with respect to salary and commissions received for services performed after the Enrollment Form is filed, if it is filed within 30 days after the Participant’s Initial Entry Date.

(iii)	An Enrollment Form with respect to incentive pay which is performance based compensation, within the meaning of Treas. Reg. 1.409A-1(e), shall be filed on or before July 1 of the Plan Year in which the incentive pay is earned. An enrollment form with respect to incentive pay which is not performance based compensation, within the meaning of Treas. Reg. 1.409A-1(e), shall be filed on or before January 1 of the Plan Year in which the incentive pay is earned.
          (c) Except as provided in Section 4.1(b)(ii), each Enrollment Form shall be effective for all Compensation to be paid to the Participant filing such Enrollment Form from and after the Entry Date to which such Enrollment Form applies. An election to defer salary or commissions also shall apply from and after subsequent Entry Dates unless changed as provided herein, or until such time (if any) that the Participant is suspended from the Plan, as provided under Section 3.4.
          (d) A Participant’s Enrollment Form shall designate the whole percentage or whole dollar amount of such Participant’s Compensation deferrals to be credited to the Participant’s Separation Sub-Account or to one or more of the Participant’s In-Service Sub-Accounts. In the absence of a specific designation of the applicable Sub-Account, the Compensation deferrals shall be allocated to the Sub-Accounts designated in the last valid election.
          (e) Notwithstanding anything in the Plan to the Contrary, a Participant may not defer any Compensation received during a Plan Year in which the Participant is receiving a distribution from one or more of the Participant’s In-Service Sub-Accounts.
     4.2 Share Deferrals
          (a) An individual who is an Eligible Employee or Eligible Trustee and who has received (or is to receive) a Restricted Share may elect to defer, with respect to a Restricted Share, the ownership of the Share when it becomes vested. An Eligible Employee or Eligible Trustee who desires to elect a Share Deferral shall complete and file an Enrollment Form with the Plan Administrator.
          (b) An election pursuant to paragraph (a) must be made prior to July 1 of the calendar year prior to the calendar year during which the Restricted Share is granted. To the extent that a Restricted Share continues to vest pursuant to the terms of the plan under which it was granted after a Participant’s Separation from Service, the Participant’s deferral elections shall continue to be effective with respect to such Restricted Share.
          (c) Notwithstanding the foregoing provisions of this Section 4.2, the Funding Trustee shall not hold on behalf of a Participant any Restricted Share deferred by the Participant in accordance with paragraph (a) above. Instead, the Funding Trustee shall credit to the Participant’s Account an amount equal to the number of Share Units equal to the number of Shares that would otherwise be received by the Participant on the vesting of the Restricted Shares.
          (d) An election pursuant to paragraph (a) shall designate whether the Restricted Shares deferred by the Participant shall be credited to the Participant’s Retirement Sub-Account or to one or more of the Participant’s In-Service Sub-Accounts. In the absence of a specific designation of the applicable Sub-Account, the deferrals shall be allocated to the Sub-Accounts designated in the last valid elections.
     4.3 Enrollment Forms
     All Enrollment Forms filed pursuant to Article 4 shall be irrevocable (i) with respect to Elective Deferrals under Section 4.1, except as provided therein; and (ii) for Share Deferrals under Section 4.2, with respect to the Restricted Share subject thereto. Notwithstanding the foregoing, if a Participant incurs an Unforeseeable Emergency, he or she revoke his or her Enrollment Form (but only to the extent reasonably needed to relieve the Unforeseeable Emergency) and only prospectively.

     4.4 Employer Contribution.
     Employer Contributions may be made at any time in the Employer’s sole discretion. Such Employer Contributions shall be allocated to the Accounts and Sub-Accounts of Eligible Employees in the amounts determined by the Employer in its sole discretion and shall be subject to such vesting, distribution and other rules as are determined by the Employer in its sole discretion.
ARTICLE 5
ACCOUNTS
     5.1 Accounts
     The Plan Administrator shall establish an Account and such Sub-Accounts as are appropriate for each Participant reflecting Elective Deferrals, Share Deferrals and Employer Contributions credited to the Participant’s benefit together with any adjustments for income, gain or loss and any payments from the Account. Elective Deferrals will be credited to the Account and Sub-Accounts of each applicable Participant as of the later of the date they are received by the Funding Trustee or the date the Funding Trustee receives from the Plan Administrator such instructions as the Funding Trustee may reasonably require to allocate the amount received among the investments maintained by the Funding Trustee. Share Units attributable to Share Deferrals will be credited to the Account and Sub-Accounts of the Participant on the date of an award of an Unrestricted Share, on the date a Restricted Share becomes an Unrestricted Share and on the date the Share Appreciation Rights are exercised. Employer Contributions shall be credited in the manner determined by the Employer. As soon as practicable following the last business day of each calendar quarter, the Plan Administrator (or its designee) shall provide the Participant with a statement of such Participant’s Account reflecting the income, gains and losses

(realized and unrealized), amounts of deferrals and distributions with respect to such Account since the prior statement. Any Sub-Accounts subject to an election providing for distribution during a Plan Year shall also be valued as of May 31 of such Plan Year.
     5.2 Investments
          (a) The assets of the Funding Trust shall be invested in such investments, including Shares, as the Funding Trustee shall determine. The Funding Trustee may (but is not required to) consider the Employer’s or a Participant’s investment preferences when investing the assets attributable to a Participant’s Account.
          (b) EQR may, at its discretion, provide the Funding Trustee with the opportunity to purchase Shares at a discounted price on behalf of one (1) or more Eligible Employees and/or Eligible Trustees, subject to conditions established by EQR (which may include the condition that any such Eligible Employee has surrendered other similar opportunities to purchase Shares). If the Employer provides such opportunity, it will either sell such common Shares directly to the Funding Trustee or make cash contributions as necessary to permit the Funding Trustee to buy such Shares on the open market or from other sources. The Plan Administrator may impose restrictions on the purchase of Shares in accordance with the Securities Act of 1933, the Securities Exchange Act of 1934 or any other applicable law. Shares may be purchased at a discounted price (or considered purchased at a discounted price) on a Participant’s request pursuant to this Section on a quarterly basis.
          (c) Subject to paragraph (a) above, a Participant may request that the Funding Trustee hold mutual funds (load or no-load) in such Participant’s Account.

          (d) Expense charges for transactions performed for each Participant’s Account shall be paid from each respective Account and will be listed on the quarterly statement for such Account. Other Plan charges and administrative expenses will be paid by the Employer.
          (e) Notwithstanding anything in this Plan to the contrary, no Participant’s investments in Share Units shall be increased or decreased through the discretionary action of a Participant or the Funding Trustee during either:
(i)	lockout periods established by EQR in connection with the quarterly release of earnings results; or

(ii)	blackout periods (periods during which Participants may not provide investment direction, other than lockout periods established by EQR in connection with the quarterly release of earnings results) with respect to the Equity Residential Advantage Retirement Savings Plan.
          (f) Subject to paragraph (a) above, a Participant may request that different Sub-Accounts hold different mutual funds or other investments.
ARTICLE 6
VESTING
     6.1 General
     Except as otherwise provided with respect to an Employer Contribution, a Participant shall at all times have a fully vested and non-forfeitable right to all Elective Deferrals and Share Deferrals credited to his or her Account, adjusted for income, gain and loss attributable thereto.

ARTICLE 7
PAYMENTS
     7.1 Election as to Time and Form of Payment
          (a) Subject to the limitations of this Article 7, a Participant may specify on the Participant’s initial Enrollment Form the distribution date at which each of the Participant’s Sub-Accounts will be paid or commence to be paid to the Participant. Such commencement date for the Participant’s Separation Sub-Account may be the Participant’s Separation from Service or any January 1 following the Participants Separation from Service.
          (b) The Participant’s election with respect to the distribution of the Participant’s Separation Sub-Account under this Section 7.1 may provide for payments to be made in the form of:
(i)	A single lump-sum payment;

(ii)	Annual installments over a period elected by the Participant of up to ten (10) years, the amount of each installment to equal the then balance of the Account divided by the number of installments remaining to be paid; or

(iii)	a combination of (i) and (ii).
     All distributions must be completed within ten (10) years of the Participant’s Separation from Service. To the extent than a Restricted Share vests after a Participant’s Separation from Service, the Participant shall receive the portion of the Participant’s Account attributable to such Restricted Share on the later of the date such amount would otherwise be paid or the date such

Restricted Share vests.
          (c) A Participant may elect to distribute an In-Service Sub-Account under this Section 7 in any Plan Year which is at least two years after the year in which deferrals are first made to such Sub-Account. Distribution of any Participant’s In-Service Sub-Account under this Section 7 shall be made at the Participant’s election in a lump sum or in installments over a period of up to 4 years. Notwithstanding any election made pursuant to this section 7 (but subject to Section 7.1 in the case of a Specified Employee) all In-Service Sub-Accounts, other than those payable in installments where installment payments have already commenced, shall be distributed in the manner specified with respect to the Participant’s Retirement Sub-Account.
          (d) A Participant may change a date and/or form elected for distribution pursuant to paragraphs (a), (b) and (c); provided that (i) the change is filed with the Plan Administrator at least one year before the date on which the previously elected distribution date occurs; (ii) the new distribution date and/or form does not take effect for a year after the new election is made; and (iii) the first distribution under the new election occurs no earlier than 5 years after the date on which the distribution would otherwise have occurred.
          (e) Except as provided in Sections 7.2, 7.3 and 7.4, payments from a Participant’s Account shall be made in accordance with the Participant’s elections under this Section 7.1. If no election is made by a Participant with respect to all or a part of a Participant’s Deferrals, or an election is invalid, distribution shall be made in a single lump sum upon the Participant’s Separation form Service.
          (f) Payments from a Participant’s Account shall be in cash or in kind (comprising assets of the Funding Trust), as determined by the Funding Trustee. The Funding

Trustee may (but is not required to) consider the Employer’s or a Participant’s preferences when determining the form in which payment is made from the Participant’s Account.
          (g) Notwithstanding any provision of this Plan to the contrary, no payments to a Specified Employee shall be made during the 6 months after such Specified Employee’s Separation from Service unless the Separation from service is due to death. Any payments deferred pursuant to this Section 7.1(g) shall be paid immediately following the end of such 6 month period
          (h) Notwithstanding any provision in this Plan to the contrary, if the Participant’s Account is less than the applicable dollar amount under Code Section 402(g) at the time of the Participant’s Separation from Service, the Participant shall receive the value of his Account in the form of a lump sum distribution.
          (i) All Participants will be provided with a one time opportunity, pursuant to the transitional rules issued by the IRS pursuant to Code Section 409A, to change the form and timing of the distribution of their Accounts, including the opportunity to receive a lump sum distribution of all or a part of their deferrals through December 31, 2008, prior to December 31, 2008 without satisfying the requirements of Section 7.1(d).
     7.2 Separation from Service
     Upon a Participant’s Separation from Service for any reason other than death, the vested portion of the Participant’s Account shall be paid to the Participant according to the Participant’s distribution election.

     7.3 Death
          (a) If a Participant dies prior to the complete distribution of his or her Account, the vested portion of the Participant’s Account shall be paid to the Participant’s designated beneficiary or beneficiaries, according to the Participant’s distribution election.
          (b) A Participant may designate a beneficiary by notifying the Plan Administrator in writing, at any time before Participant’s death, on a form prescribed by the Plan Administrator for that purpose. A Participant may revoke any beneficiary designation or designate a new beneficiary at any time without the consent of a beneficiary or any other person. If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or, if none, to the Participant’s issue per stirpes, in a single payment. If no spouse or issue survives the Participant, payment shall be made in a single lump sum to the Participant’s estate.
     7.4 Withdrawal Due to Unforeseeable Emergency
     If a Participant experiences an Unforeseeable Emergency, the Plan Administrator, in its sole discretion, may pay to the Participant only that portion, if any, of the vested portion of such Participant’s Account which the Plan Administrator determines is necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution. A Participant requesting an emergency payment shall apply for the payment in writing using a form prescribed by the Plan Administrator for that purpose and shall provide such additional information as the Plan Administrator may require including the Sub-Account from which the distribution is to be made. A Participant receiving a withdrawal under this Section 7.4 shall be suspended from making

Elective Deferrals under the Plan for the balance of the Plan Year of the withdrawal and for the next following Plan Year.
     7.5 Taxes
     Income taxes and other taxes payable with respect to an Account shall be deducted from such Account. All federal, state or local taxes that the Plan Administrator determines are required to be withheld from any payments made pursuant to this Article 7 shall be withheld.
ARTICLE 8
PLAN ADMINISTRATOR
     8.1 Plan Administration and Interpretation
     The Plan Administrator shall oversee the administration of the Plan. Notwithstanding any other provision of the Plan to the contrary, the Plan Administrator shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. The Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual(s) serving as Plan Administrator who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, the Employer or the Funding Trustee. The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.
     8.2 Powers, Duties, Procedures, Etc.
     The Plan Administrator shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation, may determine fees to be paid by Participants in connection with Plan administration, and shall follow such claims and appeal procedures with respect to the Plan as the Plan Administrator may establish.
     8.3 Information
     To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Plan Administrator may require.
     8.4 Indemnification of Plan Administrator
     EQR agrees to indemnify and to defend to the fullest extent permitted by law any officer(s) or employee(s) who serve as Plan Administrator (including any such individual who formerly served as Plan Administrator) against all liabilities, damages, costs and expenses (including reasonable attorneys’ fees and amounts paid in settlement of any claims approved by EQR in writing in advance) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE 9
CLAIMS PROCEDURES
     A Participant, beneficiary or an authorized representative (a “claimant”) shall make all claims for benefits under the Plan in writing addressed to the Administrator at the address of the Company. Each claim shall be reviewed by the Administrator within a reasonable time after it is submitted, but in no event longer than ninety (90) days after it is received by the Administrator. If a claim is wholly or partially denied, the claimant shall be sent written notice of such fact. If a decision on a claim cannot be rendered by the Administrator within the ninety (90) day period, the Administrator may extend the period in which to render the decision up to one hundred eighty (180) days after receipt of the written claim. The denial notice, which shall be written in a manner calculated to be understood by the claimant, shall contain (a) the specific reason(s) for the adverse determination, (b) reference to the specific Plan provisions on which the adverse determination is based, (c) a description of any additional material information necessary for the claim to be granted and an explanation of why such information is necessary, and (d) a description of the Plan’s claim review procedures, the time limits under the procedures and a statement regarding the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974 (“ERISA”) following an adverse benefit determination on appeal.
     Within sixty (60) days after receipt by the claimant of written notice of the denial, the claimant or his duly authorized representative may appeal such denial by filing a written application for review with the Administrator at the address of the Company. Each such application shall state the grounds upon which the claimant seeks to have the claim reviewed. The claimant or his representative may request access to all pertinent documents relative to the claim for the purpose of preparing the application. The Administrator will then review the decision and notify the claimant in writing of the result within sixty (60) days of receipt of the application for review. The sixty (60) day period may be extended if specific circumstances require an extension of time for processing, in which case the decision shall be rendered as soon as possible, but no later than one hundred twenty (120) days after receipt of the application for review. The appeal denial notice, which shall be written in a manner calculated to be understood by the claimant, shall contain (a) the specific reason or reasons for the adverse determination, (b) reference to the specific Plan provisions on which the adverse determination is based, (c) a statement that the claimant is entitled to receive, upon written request and free of charge, access to and copies of all documents, records and other information relevant to the benefit claim, and (d) a statement regarding the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.
ARTICLE 10
AMENDMENT AND TERMINATION
     10.1 Amendment
     EQR shall have the right to amend the Plan from time to time, subject to Section 10.3 and 10.4, by an instrument in writing which has been executed on its behalf by a duly authorized officer.
     10.2 Termination of Plan
     The Plan is strictly a voluntary undertaking on the part of the Employers and shall not be deemed to constitute a contract between an Employer and any Eligible Employee (or any other employee) or any Eligible Trustee, a consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Employee (or other employee)

or any Eligible Trustee. EQR reserves the right to terminate the Plan at any time, subject to Section 10.3, by an instrument in writing which has been executed on its behalf by a duly authorized officer. Upon termination, EQR may (a) elect to continue to maintain the Funding Trust to pay benefits hereunder as they become due as if the Plan had not terminated or (b) direct the Funding Trustee to pay promptly to Participants (or their beneficiaries) the vested balance of their Accounts. For purposes of the preceding sentence, in the event clause (b) is implemented, the Account balance of all Participants who are in the employ of an Employer at the time the Funding Trustee is directed to pay such balances shall become fully vested and nonforfeitable. After Participants and their beneficiaries are paid all Plan benefits to which they are entitled, all remaining assets of the Funding Trust attributable to Participants who terminated employment with the Employers prior to termination of the Plan and who were not fully vested in their Accounts under Article 6 at that time shall be returned to the Employers.
     10.3 Existing Rights
     No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his or her Account prior to the date of such amendment or termination.
     10.4 409A
     No amendment or termination of the Plan shall cause the Plan to violate Code Section 409A.

ARTICLE 11
MISCELLANEOUS
     11.1 No Funding
     The Plan constitutes a mere promise by the Employers to make payments in accordance with the terms of the Plan and Participants and beneficiaries shall have the status of general unsecured creditors of the Employers. Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of an Employer or of any other person. In all events, it is the intent of the Employers that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA. Subject to the foregoing, EQR shall have the authority to establish and maintain a grantor trust for the purpose of providing benefits under the terms of the Plan.
     11.2 Non-assignability
     None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise under the Plan.
     Notwithstanding the foregoing, a domestic relations order, as defined in Code Section 414(p)(1)(B), may provide that a Participant’s rights with respect to all or a part of the Participant’s Account are transferred to a alternate payee. Such domestic relations order may provide that payments to the alternate payee will be accelerated and that such payments will be paid in a different form than the form elected by the Participant, so long as the form is permitted by the Plan
     11.3 Limitation of Participant’s Rights
     Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of an Employer or on the Board of Trustees of EQR, or interfere in any way with the right of an Employer to terminate the employment of a Participant in the Plan at any time, with or without cause.
     11.4 Participants Bound
     Any action with respect to the Plan taken by the Plan Administrator or the Funding Trustee or any action authorized by or taken at the direction of the Plan Administrator, an Employer or the Funding Trustee shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.
     11.5 Receipt and Release
     Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employers, the Plan Administrator and the Funding Trustee under the Plan, and the Plan Administrator may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator, the Employers or the Funding Trustee to follow the application of such funds.
     11.6 Governing Law
     The Plan shall be construed, administered, and governed in all respects under and by the laws of the State of Illinois to the extent not superseded by federal law. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
     11.7 Headings and Subheadings
     Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.
     EXECUTED, on behalf of EQR, this 1st day of April, 2011.

EQUITY RESIDENTIAL
By	/s/ Catherine Carraway
Catherine Carraway
1st Vice President, HR Operations